Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Supertel Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-180479, 333-138304, and 333-170756) on Form S-3 and (No. 333-134822 and 333-181680) on Form S-8 of Supertel Hospitality, Inc. (the Company) of our report dated March 23, 2015, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, which report appears in the December 31, 2014 annual report on Form 10-K of Supertel Hospitality, Inc. Our report refers to a change in the method of accounting for discontinued operations.

Our report dated March 23, 2015 includes an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a substantial amount of debt maturing in 2015 for which the Company does not have committed funding sources and these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

(signed) KPMG LLP

Omaha, Nebraska
March 23, 2015